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Ashford Hospitality announces corporate governance reforms in face of Special Meeting solicitation; Treat or Trick? Asks UNITE HERE

New York City -- UNITE HERE welcomes yesterday’s announcement that Ashford Hospitality Trust [NYSE: AHT] has restored some of the shareholder rights it stripped before announcing the spin-off of Ashford Inc. These improvements come as voting begins on UNITE HERE’s solicitation for a Special Meeting of shareholders to strengthen shareholder rights at Ashford Trust and Ashford Inc., and to poll holders on the terms of the spin-off.

However, these reforms are incomplete: without a Special Meeting, shareholders will not have the opportunity to vote on the terms of the spin-off, and Ashford Inc. shareholders will lose important accountability measures, such as the right to elect directors annually. A Special Meeting, if called by shareholders, will also include bylaw amendments at AHT requiring prior shareholder approval to stagger AHT’s Board or to remove shareholders’ right to amend the bylaws.

The fine print

Yesterday, AHT outlined its plans to spin off Ashford Inc. as a company with a staggered board, and then allow a shareholder vote on declassification at its first annual meeting. Missing from Ashford’s press release was the reminder that this vote will take place after insiders have increased their holdings of Ashford Inc. shares – possibly to the point of control. Even if the measure passes, it could take multiple years for the board to complete declassification, effectively insulating the board. If Ashford Inc. shareholders don’t vote to declassify the board, the company also won’t re-establish the right to remove directors without cause, according to Ashford’s announcement.

Will insiders control Ashford Inc. post spin-off?

UNITE HERE has previously reported [http://tinyurl.com/lnbe3a8] that AHT insiders, including its CEO/Chair, intend to convert their deferred compensation at AHT into common shares of Ashford Inc. prior to its anticipated spin-off, on terms not available to other shareholders. AHT estimates these deferred shares were worth $16.7 million as of September 29, 2014, which would comprise a significant portion of Ashford Inc.’s estimated enterprise value of between $48 and $64 million. Further, AHT’s Board will initially “authorize the distribution of only the minimum 40% of the equity interest in Ashford Inc. held by Ashford Trust, subject to upward adjustment” only if a further distribution would not endanger AHT’s REIT status. <FN i> These disclosures suggest that insiders could hold a controlling stake in Ashford Inc. upon spinoff. Under these circumstances, would independent shareholders have a voice in declassifying Ashford Inc.’s board and regaining the right to remove directors without cause?

Ashford Inc., as external advisor to AHT and Ashford Hospitality Prime (AHP), will control decision making at its client REITs. AHT is proposing this uncertain path to declassification when other major related party transactions – like the purchase of Remington Lodging by Inc. – have been floated. If transactions like the acquisition of Remington from Ashford Inc.’s Chair/CEO take place under terms unfavorable to public shareholders, they may be forced to wait more than a year to fully hold the company’s board accountable.

We urge AHT shareholders to vote for a Special Meeting in order to fully protect their rights to hold the Board accountable at both Ashford Trust and Ashford Inc., and to have a voice in the upcoming spin-off. The deadline to vote is November 13. Shareholders are encouraged to read UNITE HERE’s full proxy statement available at http://www.unlock-ashford.org/wp-admin/upload.php?item=167